Exhibit 99.1
                              CAZENOVE INCORPORATED
                           1177 Avenue of the Americas
                              New York, N.Y. 10036
               Telephone: (212) 376-1225 Facsimile: (212) 376-5387
                         Member: Pacific Stock Exchange

                                      September 12, 1997

        Board of Directors
        The Randers Group Incorporated
        570 Seminole Road
        Norton Shores, Michigan 494

        Attention: Mr. Thomas R. Eurich, President

        Gentleman:

             On May 12, 1997 Thermo TerraTech Inc. ("Thermo") acquired 7,100,000 shares of the common stock of The Randers Group Incorporated (the "Company") from certain members of the Company's management and 420,000 shares from Thermo Power Corporation, an affiliate of Thermo, for cash consideration of $4,700,000. On the same date, Thermo and the Company entered into a letter of intent pursuant to which: (i) Thermo agreed to sell to the Company its wholly owned engineering and consulting businesses, The Killam Group ("Killam"), and (ii) the Company agreed to issue to Thermo approximately 103,569,600 shares of the Company's common stock, subject to adjustments as described in the definitive acquisition agreement (all of the foregoing hereinafter referred to as the "Transactions"). Following the Transactions, Thermo will own approximately 94.4 percent of the Company's outstanding common stock. Thermo Electron Corporation, the parent of Thermo, will own approximately 1.1 percent of the Company's common stock.

             The terms of the Transactions are set forth in the agreements between the selling shareholders and Thermo dated May 12, 1997 and the definitive acquisition agreement between the Company and Thermo. We have been provided with and have reviewed the agreements between selling shareholders and Thermo and a proposed form of the definitive acquisition agreement. We have assumed for the purposes of this opinion (the "Opinion") that the definitive acquisition agreement in the form executed by the parties will not differ from such proposed form in any material respect.

             You have asked Cazenove Incorporated ("Cazenove") to advise you as to whether or not the book value of Killam approximates fair market value. The Board of Directors of the Company is not engaging Cazenove to render an opinion as to whether or not the Transactions, whether taken individually or as a whole, are fair, from a financial point of view, to the Company. With respect to such Opinion, we have, among other things:
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             (i)       reviewed the proposed form of the definitive
                       acquisition agreement;

             (ii) reviewed the agreements between the selling shareholders and Thermo dated May 12, 1997;

             (iii) reviewed certain historical and prospective financial, operating and other information furnished to us by Thermo concerning the Company and Killam;

             (iv) met with the senior management of Killam to discuss the business and operations of Killam, as well as the prospects for the industry;

             (v) visited the principal operations and facilities of Killam;

             (vi) reviewed publicly available financial and market data for public companies which we deemed comparable to Killam;

             (vii) reviewed the financial terms of recent business combinations deemed comparable by us for which information was publicly available; and

             (viii) conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this Opinion.

             Cazenove has, in the past, provided financing and financial advisory services to Thermo Electron Corporation, the parent of Thermo, and has received fees for rendering such services.

             In rendering our Opinion we have relied upon and assumed the accuracy, genuineness, completeness and fairness of the financial and other information provided by Thermo, Killam and the Company or otherwise made available to us and have not attempted independently to verify such information. We have relied upon the assurances of the managements of Thermo, Killam and the Company that they are not aware of any information or facts that would make the information provided to us misleading. We have not made an independent evaluation or appraisal of any particular asset, nor have we been furnished with such appraisals, and express no opinion regarding Killam's liquidation value. Our Opinion is necessarily based upon market economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

             It is understood that our Opinion has been prepared solely for the confidential use of the Board of Directors of the Company. This letter, except as otherwise required by law, is not to be reproduced, summarized, described, quoted, referred to,
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        or given to any other person, except Thermo, or made available, in whole or in part, in any registration statement, prospectus, proxy statement, or in any other written document used in connection with these Transactions, nor shall this letter be used for any other purpose without our prior written consent.

             Based upon and subject to the foregoing, we are of the Opinion that, as of the date hereof, the book value of Killam approximates fair market value.

                                      Yours faithfully,



                                      /s/ Cazenove Incorporated
                                      CAZENOVE INCORPORATED